F I N A L   T R A N S C R I P T

          APL — Q2 2006 Atlas Pipeline Partners Earning Conference Call
          Event Date/Time: Aug. 01. 2006/9:00AM ET

www.streetevents.com	Contact Us

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
C O R P O R A T E   P A R T I C I P A N T S
Edward Cohen
Atlas Pipeline Partners — Chairman & CEO
Mike Staines
Atlas Pipeline Partners — President & COO
Bob Firth
Atlas Pipeline Partners — President & CEO, Mid-Continent
Matt Jones
Atlas Pipeline Parnters — CFO
C O N F E R E N C E    C A L L    P A R T I C I P A N T S
Robert Lane
Sanders Morris Harris — Analyst
Amir Arif
Friedman, Billings, Ramsey — Analyst
Ron Londe
AG Edwards — Analyst
Eric Kalamaras
Wachovia — Analyst
Alex Meier
Zimmer Lucas Capital — Analyst

P R E S E N T A T I O N
Operator
Good day, ladies and gentlemen, and welcome to the second quarter 2006 Atlas Pipeline Partners earnings conference call. My name is Lisa, and I will be your coordinator for today. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Edward Cohen, Chairman and CEO. Please proceed, sir.

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO

Hello, everyone. I am going to speak first, after which we will be hearing from Mike Staines, our President; Bob Firth, the President of our all-important Mid-continent Region, and our CFO, Matt Jones.
Before we proceed, however, I just want to remind you that when used in this conference call, the words believes, anticipates, expects and a similar expressions are intended to identify forward looking statements. These statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. We discuss these risks in our quarterly reports on Form 10-Q and on our annual report, on Form 10-K particularly item one. I would like to caution you not to place undue reliance on these forward-looking statements. They reflect management’s analysis only as of the date hereof. Finally, the Company undertakes no obligations to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

www.streetevents.com	Contact Us	1

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
 Now on to the report proper. Once again I am glad to report on another fine quarter. Adjusted EBITDA for the second quarter 2006 was $22 million, an increase of $11.1 million or over 100% from the second quarter of 2005. Adjusted net income was $10.9 million, or $0.50 per basic common limited partner unit, representing an increase of $7.3 million, or over 200% from the second quarter 2005.
We also had a good first half. Total revenues for the six months ended June 30, 2006, were $227.3 million, an increase of 72% over 2005. EBITDA and net income were $41 million and $19.2 million dollars, respectively, and these were increases of approximately 125% and 145%, respectively, compared with the prior year period, comparable period.
Because of these encouraging results, the partnership has declared a record cash distribution for the second quarter 2006 of $0.85 per limited partner unit. This distribution of $0.85 compares with $0.77 per limited partner unit for the second quarter 2005, 10.4% increase.
Now let me cover some of the highlights of the period. First of all, the NOARK acquisition. In May, the partnership acquired the remaining 25% equity ownership interest in the NOARK pipeline and gathering system and we acquired it from Southwestern Energy, for a total net consideration for that remaining 25% of $65.5 million. This complimented the purchase of an initial 75% interest from the OGE, Oklahoma Gas and Electric, in October 2005 for $165 million.
Now back in October you may remember that some people thought that whatever price advantage reduction we might have gotten from buying a less than 100% interest in NOARK might be eroded by the difficulties of dealing with a minority partner. But Southwestern actually proved to be a damn good partner and now we’re in the happy position of having acquired the entire company but at a price in my opinion considerably lower than we would have paid if the entire NOARK Pipeline Gathering System had initially been auctioned off as an entirety.
As Bob Firth will report shortly, we just entered now into an additional fixed contract with Southwestern for up to 175 million additional cubic feet a day for the NOARK Pipeline. So Southwestern continues to be a good partner even after they have ceased legally to be our partner.
And we continue to grow organically. Our Sweetwater plant in the mid-continent is nearing completion and will open in the third quarter, this quarter, adding an additional 120 million cubic feet per day of processing capability to our Elk City system, virtually doubling our processing capacity in that burgeoning operation.
And we are proud of the innovative manner in which we have financed that plant, tailoring a sustained period without interest payment to match the lengthy period that we originally thought that we need to get production up. But our expectation now is that we will have substantial gas to process from the very first date the plant opens. In fact, we’re already on expansion plans for the expansion of that facility even before it started processing.
At NOARK, we have announced an open season which was met with a very positive response. So we may soon be in a position to announce substantial expansion for the NOARK Pipeline too although we are not there yet as Bob Firth will discuss in greater detail. Our development division continues to do well. Gas gathered and processed there is up substantially from where was at acquisition in 2004, although we have recently lost some low profit volume as we have sought to emphasize higher profit business.
In Appalachia, we have managed to achieve both substantial growth in volume and substantial increase in profit. Throughput per day has increased from 54,700,000 to 63,100,000 cubic feet year-to-year comparing comparable periods and average transportation rates have jumped from $1.08 in the second quarter of 2005 to $1.34 in the second quarter of 2006.
Finally, just last week, a successful public offering was accomplished by our general partner, Atlas Pipeline Holdings, whose stock now trades on the New York Stock Exchange. With increased financial strength and an additional public currency, Atlas

www.streetevents.com	Contact Us	2

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Pipeline Holdings and its parent, Atlas America, should be in an improved position to aid us if and when necessary in acquisitions and in operations.
And now, for more detail on each of these matters, I am going to turn to my colleagues, starting with our president, Michael Staines, who will speak about Appalachia.

Mike Staines - Atlas Pipeline Partners — President & COO

Thank you very much, Ed. Good morning to everyone. The second quarter of 2006 Appalachian operations were highlighted by substantial gains in revenue and operating profit as Ed had mentioned, compared to the similar period of 2005. This performance was driven by increased throughput from wells recently connected to our new and enhanced systems in Fayette and Crawford Counties in Pennsylvania and in improvements in the transportation rates we receive.
As Ed mentioned, we averaged 63.1 million cubic feet of gas per day throughput during the second quarter of 2006, compared to 54.7 million cubic feet per day during the similar period of 2005. A 15% increase for the six months ended June 30, 2006 we averaged 60.2 million cubic feet per day, compared to 53.5 million cubic feet per day for the similar period ended June 30, 2005, a 12.5% increase.
I think more significantly we increased our throughput 10% from the first quarter of 2006 to the second quarter of 2006. And in recent days we have seen volumes near the 64 million cubic feet per day level.
Our average transportation rate during the second quarter, also Ed mentioned, was $1.34 per Mcf compared to the $1.08 during the second quarter of 2005. Six months ended June 30, 2006 which includes higher rates generally experienced during the January and February months, we averaged $1.44 per Mcf, compared to $1.06 per Mcf during the similar period ended June 30, 2005. This transportation rate is generally 16% of the selling price of the gas we transport, including physical and financial hedges placed on the gas by Atlas America, the parent of our general partner, and the largest producer connected to our system. During the second quarter 2006 and the six months ended June 30, 2006 our transportation rate was higher as a result of those hedges put in place.
During the second quarter of 2006 we connected 183 new wells, compared to 116 wells connected in the comparable period of 2005, while during the six-month period ended June 30, 2006, we connected 372 wells, compared to 209 wells during the comparable period of 2005. Currently there are approximately 144 wells that have been drilled and are waiting on connection to our system. An additional 34 wells in the process of being drilled or completed.
Drilling activity conducted by Atlas America continues at a record pace. Atlas America has indicated to us that they expect to connect approximately 600 wells to our system in the next several months, most on the systems that we’ve recently built or graded up, a significant number in areas where we are now in the process of planning and building pipeline and compression capability, in advance of Atlas’ drilling activity.
We expect a delivery of a new and significantly larger compressor for the Townville System in Crawford County, Pennsylvania, late this month which will allow us to connect 43 wells for our current backlog, as well as the more than 100 wells that we expect Atlas America to drill near this system over the next year. The balance of the activity is expected to occur in Fayette County and in neighboring areas in Greene and Westmoreland counties in Pennsylvania.
Over the past several weeks we have made great strides in improving our capability to move rapidly to connect these new wells to our system which is of course critical in generating revenue to us and to the well owner. We have been able to cut our backlog in half over the past three quarters and we certainly will make every effort to keep pace with a very active drilling schedule in our Appalachian area. And that wraps up my comments. I’m going to turn it over to Bob Firth who is going to give you some detail on the Mid-continent.

www.streetevents.com	Contact Us	3

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Thanks, Mike. Today I will review the operating results from the three systems within our Mid-continent segment. Then I’ll provide an update of our organic growth and expansion projects that are currently underway.
Starting with our Velma facility we averaged 62 million a day which is an increase over the previous quarter. We just passed our two-year milestone of owning the Velma facilities, and at the time of acquisition, volumes were running approximately 53 million a day, with annual EBITDA run rate of approximately $14 million. Based on our first six months of 2006, we are on an annual EBITDA run rate of approximately $29 million. This significant increase has been the result of a combination of commodity price increases, volume increases and reduced operating expenses.
Our current processing capacity at Velma is 100 million a day so we are continually looking for opportunities to increase utilization, which will result in incremental EBITDA. There were 35 well connects to the system during the quarter and what is encouraging is that we have seen a steady increase in volumes of higher margin gas connected to the system from January through June of this year.
Moving on to Elk City, we moved volumes of approximately 276 million a day, which was higher than the first quarter of 252 million a day. The Elk City processing plant produced an average of 6237 barrels a day of NGLs during the quarter, which is an increase of 480 barrels a day over the first quarter average of 5757.
Higher overall system volumes and the increase in NGL production were the result of additional well connections to the system. The increase in volumes were a result in meeting our targeted initial delivery volumes for the Sweetwater processing facility. Also there were 20 well connects for Elk City in Q2 ‘06, which brings the total for the year to 41.
There were 58 well connects 2005. Therefore we anticipate connecting more wells in three quarters of 2006 than we connected in the four quarters of 2005.
On the NOARK system, the average daily volume was 243 million a day, which was somewhat higher than the first quarter volume of 240 million. We continue to see strong demand to move volumes of the Ozark system during a time where volumes have normally decreased on a daily basis. During the quarter, we installed three new pipeline taps into the system and have three more that will be installed during the third quarter of 2006.
These tap requests were from producers within the Fayetteville Shell area. During the quarter, we executed several agreements on the NOARK pipeline that will position us for future growth. Also during the quarter, we acquired the remaining 25% interest in NOARK from Southwestern, which brings our ownership to 100%. This transaction gives us greater visibility to our expansion opportunities that we have discussed previously and provides additional opportunities in the growing Fayetteville Shell area. Also the acquisition allows us to streamline our accounting function by removing several NGL and monthly reconciliation removes NOARK notes from our books, removes the partnership administration and, last but not least, reduces audit and tax work.
Also, as Ed mentioned, we entered into a three-year agreement with Southwestern for firm transportation on the NOARK pipeline for up to a maximum amount of 175 million cubic feet a day. The transportation volume will ramp up to a maximum amount over the duration of the agreement. This agreement not only increases the firm utilization on the system, but also provides us with a higher level of fee-based cash flow. This transportation agreement takes our firm subscribed capacity from 20% to approximately 75% through the contract period.
We continue to work with Southwestern as they develop the Fayetteville Shale and are working expeditiously to install caps along our system to facilitate their increased drilling.

www.streetevents.com	Contact Us	4

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Now for an update on our expansion projects. Construction on our Sweetwater facility continues and we expect the plant to be operational sometime in early September. With the current volumes on the Elk City system, we anticipate initial flows to be approximately 80 million cubic feet a day or about two-thirds of the nameplate capacity.
Additionally, we anticipate the plant will be running at full capacity during 2007. Therefore we have started the preliminary engineering and evaluation process to expand the facility with a projected in-service of late 2007. The expansion capacity will be determined within the next several months. The initial facility, when fully operational in September, will be a strong addition to our asset-base, with a daily processing capacity of 120 million per day.
The Sweetwater complex will be a state-of-the-art, high-efficiency, electric-driven facility. On the NOARK system, the Fayetteville Shale play continues to develop and with it a need for additional transportation capacity out of the production area. During the first quarter Ozark conducted a thirty-day open season for transportation services on a 150 mile expansion of the current Ozark system across the Mississippi River, connecting to pipeline shipping to the east.
During our discussions with potential shippers, it became apparent that our initial pipeline size was inefficient, based on future drilling plant of those potential shippers. With the information gained from our initial meetings, we have revised our project to include a 200 mile, 36 inch expansion, including three compressor stations with a transportation capacity of 1 Bcf per day.
The estimated cost of the project is $450 million. We continue to move forward with a preliminary work in anticipation of making a FERC 7 C filing within the next six to nine months. We continue to have discussions with potential shippers and hope to have signed agreements by late summer. These agreements will determine a go, no go for the project. We continue to work towards an in-service date of fourth quarter 2008. That concludes my remarks, so I’ll hand it off to Matt Jones for the financial overview.

Matt Jones - Atlas Pipeline Parnters — CFO

Thanks, Bob. First, to assist in the comparability of quarter-to-quarter results, I will begin with a reconciliation of certain non-GAAP measures provided in the press release, including EBITDA, adjusted EBITDA, and distributable cash flow.
Beginning with EBITDA, a net income of $1.6 million for the quarter, we add back $5 million of depreciation and amortization, net of our former minority partner shared appreciation in the NOARK system, totaling $300,000 and $6.2 million of interest expense to arrive at $20.8 million of EBITDA. To reconcile the $22 million of adjusted EBITDA, we adjust for the effect of items associated with prior periods.
Adjusted EBITDA of $22 million represents an increase of over 100% compared to the second quarter of 2005. To determine distributable cash flow, we deduct interest expense. We deduct maintenance capital expense for the quarter, totaling $917,000. We’ve had addback non-cash compensation expense of $1.2 million, amortization of deferred finance cost of $612,000, and our former minority partner shared interest expense of $230,000 to arrive at a distributable cash flow of approximately $17 million for the quarter, as Ed had mentioned, an 85% increase compared to the year ago period.
Also as Ed had mentioned, this performance allowed us to increase our distribution to $0.85 per common unit, a 10% increase compared to the year ago period. Importantly, we were able to increase the distribution in the quarter while maintaining a distribution coverage ratio in excess of 1.1 to 1 on a rolling four quarters basis, which remains our objective.
Also an addition to the more important benefits that we will experience from the completion of the acquisition of the NOARK system that Bob outlined, we will gain simplicity in the presentation of our financial results as it relates to that system in future periods, beginning with the third quarter of this year.
On a revenue basis, the partnership generated approximately $110 million in the June quarter, compared to $85 million in the comparable period last year. To orient those of you who are less familiar with our financial presentation, the revenues generated

www.streetevents.com	Contact Us	5

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
by our Mid-continent segment are included in the natural gas and liquids category and the transportation and compression fees received from third parties.
Appalachian segment revenues are included in the line item labeled transportation and compression fees received from affiliates. In the Mid-continent, our average realized prices for NGL in the quarter came in at $0.81 per gallon, combining unhedged volumes priced at $0.96 per gallon and hedged volumes at $0.67 for the quarter.
For natural gas in the Mid-continent we’ve realized average net prices of $6.17 per Mcf, combining unhedged volumes priced at $5.53 per annum and hedged volumes priced at $6.37 per annum. For condensate, we realized an average price of $55 in the quarter, with unhedged prices averaging $66 per barrel, and hedged prices averaging $50 per barrel.
In Appalachian we received average transportation fees of $1.34 per Mcf. As Mike had said, we received 16% of the selling price of the gas that we transport, including hedges placed on the gas by Atlas America, the parent of our general partner and the dominant producer on the system.
Based on the hedges that Atlas America currently has in place, we will receive transportation fees per Mcf averaging $1.40 to $1.54 on hedge volumes beginning with the second half of 2006 and extending through the 2009 calendar year.
On to G&A general and administrative expenses remain relatively unchanged compared to recent quarters totaling $4.8 million inclusive of reimbursements to our affiliate, however, the increase $1 million since the second quarter of 2005. The majority of the increase results from the profitable addition of the FERC regulated NOARK systems and the unregulated Elk City Gathering and Processing system.
It is our belief that we now have the managerial foundation in place to expand both the regulated and unregulated sides of our business. On a percentage of sales basis, G&A costs remain consistent quarter-to-quarter at 4%. Depreciation and interest expense increased compared to the year ago period because of the substantial additions that we have made to our depreciable asset base and partial funding of those assets with the issuance of senior notes.
The issuance of the notes provides stability to our debt cost, fixing our interest cost through 2015. Of our total reported interest cost for the quarter at $6.2 million, $612,000 represented non-cash amortization of deferred finance cost.
As for growth, CapEx in the quarter, in the quarter we spent $21 million for growth purposes and we continue to expand the Appalachian and Elk City systems and more meaningfully, [funded] to continue construction of the Sweetwater plant, which will extend our reach into the outer portions of western Oklahoma and into the Panhandle of Texas.
Through the end of the June quarter, we had funded approximately $25 million of the anticipated total project funding of approximately $40 million for the Sweetwater plant and system. We will fund the remainder of the Sweetwater project in the current quarter, the third quarter of 2006, and continuing with the buildout of gathering and transmission lines through the remainder of this year and into the first quarter of 2007.
Maintenance CapEx the quarter totaled $917,000 and we continue to expect to see some variability in these costs quarter-to-quarter. Based on our existing asset profile, including the addition of the Sweetwater system which, for some time, should have relatively low maintenance requirements. We expect maintenance CapEx to average around $900,000 per quarter, with a possibility from marginal increases through time.
As for our capital position at the end of the quarter, we had nothing drawn against our $225 million credit facility and no debt that matures before the second half of 2015. We initially funded the 25% of the NOARK system that we acquired on May 2, with an advance against our credit facility and stated our intention on our last earnings call on May 3 to pay down the credit facility advance with permanent financing.

www.streetevents.com	Contact Us	6

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Within ten days of that call, we had done so. We placed 500,000 common units in an overnight transaction where we priced the units at the same price as the close of trading that day. With the average public MLP issuer over the last 12 months, incurring a 4% to 8% decline in price between the announcement of the unit offering and the closing of the offering, we are very pleased with the outcome of our common unit placement and believe that we are well positioned to fund our future growth with public equity funding.
However, we’re equally pleased to report that our strategy to expand the sources and nature of long-term capital that we have available to us is materializing as we had expected and as illustrated by the completion of an add-on note offering and placement of additional convertible preferred units during the quarter.
The notes were an add-on to our initial offering of senior unsecured notes that we completed last December. Importantly, the add-on offering was priced at 103% of par to yield 7.6% and we completed that in an overnight transaction.
As for the convertible preferred units, we exercised our options to take down an additional $10 million from a private equity source under the same terms and conditions as our original unit transaction completed in March of this year.
Our conservative approach to capitalizing our business has allowed us to maintain financial strength, flexibility and liquidity while the breadth of our long-term capital sources that we have available to us has lessened our dependence on the public equity markets. We believe we are well positioned to prudently fund our future growth.
On to our hedging. The only material change to our hedge in the quarter amounted to significant additions to our NGL hedges in the calendar year 2007. We now have approximately 90% of our current NGL production hedged at $0.82 per gallon for that period. In total the hedge prices that we have in place for 2007 exceed our average realized price in the current quarter.
Lastly, our hedge position do not currently include anticipated equity volumes from the Sweetwater plant. However as we move closer to realizing production from the plant, we will incorporate those volumes into our overall hedge strategy. With that, my remarks are concluded and I’ll turn the call back to our Chief Executive, Ed Cohen.

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO

Thank you all very much. I think we’re now ready to take questions.

Q U E S T I O N S    A N D    A N S W E R S
Operator

(OPERATOR INSTRUCTIONS). Robert Lane, Sanders Morris Harris.

Robert Lane - Sanders Morris Harris — Analyst

Thank you, operator. Gentlemen, congratulations on a great quarter. I have one or two questions. The first is on the volumes at Appalachia, those from the — from your comments, I gather from increased capacity on the line. My question is, do you all anticipate those type of volumes continuing in Appalachia, or was the second quarter an especially good quarter?

www.streetevents.com	Contact Us	7

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Edward Cohen - Atlas Pipeline Partners — Chairman & CEO

I will answer that. We expect such increases to continue because the increases are driven by two elements, large numbers of new wells being turned on and a reduction in the technical problems that have been a challenge. We think we will continue to improve our technical proficiency, and we expect that the actual gas available to us will continue to increase sharply.

Robert Lane - Sanders Morris Harris — Analyst
Thanks. The second question is on the plant operating expense. It seemed to increase by about 30% or so from the previous quarter. Is that a function of increased volumes, of increased costs, or is that a pretty good run rate going forward there for about $4 million?

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO
Matt, do you want to answer that?

Matt Jones - Atlas Pipeline Partners — CFO

I do. I think it is a function of all of those items that you mentioned, and I think it is a reasonable run rate expectation going forward. I will say this, we as others have experienced some escalation in cost to maintain our experienced employment base, but I think, Robert, it’s a reasonable expectation going forward based on our existing systems perhaps with some minor inflation adjustments going forward related to retaining great people that we have.

Robert Lane - Sanders Morris Harris — Analyst
Thank you.

Operator
Amir Arif, Friedman, Billings, Ramsey.

Amir Arif - Friedman, Billings, Ramsey — Analyst
Good morning, guys. I’m assuming that’s me, Amir Arif, FBR. A quick question for you on the Velma side. I know you mentioned that you’re trying to focus on the high margin connections over there. Are you looking more for white gas, for dry gas, or are you just trying to position in terms of the kind of agreement you get with the operators, fixed fee versus keepwhole?

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO
Bob?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Well, basically, keep in mind Velma is not a keepwhole; it is a totally fully allocated plant. About 80% of it is present of proceedings, 20% fee business. We’re always trying to get wet gas. We have the most efficient plant in the area so our target is the wet gas higher margin, lower volume wells. One of the things that we are looking at, at Velma to fill that additional 38 million of capacity is the Woodford Shale which is equivalent to a Fayetteville Shale. We have a producer — we’ve signed a confidentiality agreement

www.streetevents.com	Contact Us	8

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
so we can’t mention any names. But they have leased up 200,000 acres on the southeast corner of that system and we think that is a potential play for us in the next two to three years as they start drilling out the Woodford Shale.
We are starting to see the volumes come up in the lower volume, higher margin gas because the small producers are starting to drill more and more with the prices. They are looking for oil but we’re getting the casinghead gas and that typically is the higher margin gas. So that is our focus. Then we’re focusing at times on topping off the plant like we did last year with lower margin gas. We will take that at times, but our primary focus is the higher margin gas.

Amir Arif - Friedman, Billings, Ramsey — Analyst

And then the current decrease in throughput volumes we’ve been seeing, is that simply reflective of the decline rates on existing wells that are tied in?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
No, that volume that we had the decline from the 70 that we peaked at was low margin gas. We had a producer that had some very fairly-dry low margin gas who wanted to move it for a period of time and so we moved it for about a six-month period.

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO

One should always bear in mind that, as in many other industries, the largest volume people are in a position to drive the toughest bargains. So our emphasis is on dealing with people, where possible, of middling economic strength, where we can negotiate fair — that means high profit prices.

Amir Arif - Friedman, Billings, Ramsey — Analyst

Just one question on the Appalachian front. You have got some great growth lined up there in terms of number of wells you’re going to tie in and drill. When you look at that growth profile, what’s the biggest constraint you see? Is it your compressor and gathering facilities or is it rig availability?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Rig availability is a challenge, but as people who will listen into the Atlas America conference call on Friday will hear, Atlas America has taken steps to deal with that situation. So while a challenge, rig availability should not be a deterrent to continued expansion. What was the other element, Amir, that you mentioned?

Amir Arif - Friedman, Billings, Ramsey — Analyst

I’m just trying to figure out what you see as the greatest constraint or risk in trying to achieve some growth you could see out there.

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
I think the system as a whole was originally engineered to handle approximately 70 million cubic feet per day. We have added considerable compression and we have worked a number of technical projects to increase, as a practical matter, that potential capacity. But probably the present system as presently constituted really would be challenged to go beyond 75 million cubic

www.streetevents.com	Contact Us	9

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
feet per day. So I’d say we have room to grow perhaps another 17% to 20% without substantial additional capital expenditures. But beyond that, we might have to incur some additional cost. That is a problem devoutly to be wished for.

Amir Arif - Friedman, Billings, Ramsey — Analyst

Sounds great. Thank you very much.

Operator

Ron Londe, AG Edwards.

Ron Londe - AG Edwards — Analyst

Thank you. Just to continue on with Appalachian, you stated that you had about 800 new wells to be connected in the next few months. Can you give us a feel about the average production from each of those wells?

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO

We expect that a typical well will have a total reservoir of between 150 million and 200 million cubic feet and that about 18% of that will be produced in the first year, declines thereafter as you know, are limited by about the fourth year it declines only about 5% level.

Ron Londe - AG Edwards — Analyst

Okay. You know today’s prices would seem like the fees that get in Appalachia would be more in line of $1.44. Is that a decent number to look at for the third quarter if prices remained around these levels?

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO

Matt?

Matt Jones - Atlas Pipeline Partners — CFO
I think — I think it is a decent number for our hedge position. For our unhedged position where we will be receiving or Atlas America will be receiving spot gas prices, it obviously will be dependent upon the average spot price for the period.
As you know in the first month of the quarter, natural gas prices were relatively low. Those prices have spiked here recently, so obviously it will simply be a function of, A, first our average hedge price for the quarter and then also ultimately the average unhedged price that we receive. I think our hedge position’s something in the $1.40 to $1.45 area or $1.45 range is pretty much right on target.

Ron Londe - AG Edwards — Analyst

Also, you were kind enough to give us an annualized run rate for Velma looking at 2006, $29 million in EBITDA. Can you give us a similar number or a range for Elk City?

www.streetevents.com	Contact Us	10

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Edward Cohen - Atlas Pipeline Partners — Chairman & CEO
Bob, do you want to respond to that?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
I think when we look at Elk City, we say Elk City’s in the range of 25 to 35. And the reason I put that range in there is that we have some contracts behind there that we can — they can process or not process and then we also have the commodity price fluctuation. So I tend to use the 25 to 35.

Ron Londe - AG Edwards — Analyst
That is only $1 a share in EBITDA. Pretty broad range. Also, from the standpoint of your interest expense and depreciation expense going forward, can you give us kind of a ballpark estimate of what you think will be on a quarterly basis?

Matt Jones - Atlas Pipeline Partners — CFO
Let me first address the interest expense. A cash interest, we expect to be about, give or take, $5.7 million a quarter and I say give or take, that’s pretty well precisely right on the number, based on our $285 million of outstanding long-term debt.
The reason it’s a ballpark is that we may, from time to time, advance against our credit facility to fund working capital or potentially to temporarily fund some of our expansion. As far as depreciation is concerned, I think that we will see a run rate depreciation level of about $5.5 million, roughly based on our existing asset base. That may increase somewhat with the Sweetwater plant coming online this quarter.

Operator
Eric Kalamaras, Wachovia Securities.

Eric Kalamaras - Wachovia — Analyst
Bob, can you give some additional color around the technical issues at Velma?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
What do you mean by technical issues?

Eric Kalamaras - Wachovia — Analyst
I mean for instance, are you experiencing any — are you experiencing loss gas, by chance?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
None.

www.streetevents.com	Contact Us	11

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Eric Kalamaras - Wachovia — Analyst
And then the lower — some of the decline in the lower margin gas, how do you look at that going forward?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
I look at it as an opportunity. I think that we have three basic areas we focus on in Velma and that is the southeast portion of the system where we are seeing a little bit of the Barnett shale starting to migrate north towards our system and there is some expansion opportunities there.
Same area we have the Woodford shale which is starting to take form. In the center of the system, we have the traditional which basically is a lot of the mom and pop, small producer type operations, as we call them, and also the ChevronTexaco area. And then on the northwest corner of the system is the Springer gas or Chesapeake and Zinke & Trumbo and a few of the other producers are after the deeper gas.
We see opportunities in all three of the areas going forward. We are not going to take gas into the system and breakeven on it. So what we’re trying to do is focus on making more on a unit basis and as things are drilled up over the next two or three years, we see some steady growth for Velma. So that is what we’re trying to work it. We want more unit margin basis.

Eric Kalamaras - Wachovia — Analyst
Sure. And can you just help me think about — help me think about the gathering and processing volumes, maybe more of an exit refashion in ‘06. How would you think about that, relative to where we are today?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Towards the end of ‘06?

Eric Kalamaras - Wachovia — Analyst
Yes.

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
I think they will be up, example today, we are at about 6700 barrels. We were right at 6000 barrels in January, and we instantly moved up. I hope to see that the barrels are up around 7000 barrels by the end of the year. We continue to move up.

Eric Kalamaras - Wachovia — Analyst
Okay. Great. Then moving on to Elk City, is the gathering [C] there, do you think that is still coming in at the $0.30 range?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Well, we have what we call gathering and compression fees, Eric, and one thing keep in mind about Sweetwater, the new Sweetwater facility, based on projections that we have given, $8 million to $10 million, 60% of that is fee-based business, so of that 8 to 10 of the projection side, so keep in mind that’s gathering fees and other fees before the processing. So we call it a processing facility but it is fee-driven business.

www.streetevents.com	Contact Us	12

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
The other parts of it, we continue to add compression for our producers behind that system, so I would assume that rate is in the ballpark. But we are basing these compression projects on so many cents per stage and most of them are two to three stages. So we’ll have $0.04 to $0.05 per stage on the compression and that adds to the gathering fees. So unit on unit margin, per M. moved has steadily increased at Elk City over the last year.

Eric Kalamaras - Wachovia — Analyst
Great. I appreciate that detail. And then relating to the liquid volumes, I just want to make sure I’m thinking about this in terms of kind of a 5% to 6% capped portion. Does that sound about right?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
It sounds about right.

Eric Kalamaras - Wachovia — Analyst
So you don’t see any — I guess more importantly, you don’t see any material deviations from that kind of benchmark area, going forward, as far as the capped portion?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
I don’t see it. Offhand, that sounds a little low. I don’t have all the numbers of me.

Eric Kalamaras - Wachovia — Analyst
Maybe we can talk about it offline then.

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Yes, sir.

Eric Kalamaras - Wachovia — Analyst
One more thing before I let you go. Regarding NOARK, if pro forma levels there — again kind of thinking in terms of an exit rate in ‘06, how do you feel about that as far as total throughput?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Well, we think — fourth quarter is always a good quarter for NOARK because we have always seen seasonality in that pipeline and what we feel good about is we are still flowing at the volumes that we had throughout the year, which is somewhat strange, but it is still moving. Although it is at a lower margin, it’s still moving on the pipe which is a very positive. So when we come out the fourth quarter, I anticipate that we will still be at that 275 million a day range on the volume side.

Eric Kalamaras - Wachovia — Analyst
Great. Appreciate the detail. Thank you.

www.streetevents.com	Contact Us	13

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call

Operator
(OPERATOR INSTRUCTIONS). [Alex Meier], Zimmer Lucas Capital.

Alex Meier - Zimmer Lucas Capital — Analyst
Just a quick question. Just in terms of the NOARK expansion project, you mentioned that you could potentially upsize it to 450 million. Can you talk about kind of the decision to upsize project and how exactly that came about, like just in terms of were indications of interest so great that you just decided to expand it? In other words, is the baseline you could you at least a $200 million project with kind of the existing demand that you’ve seen for the initial project?

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO
The Fayetteville shale is undergoing tremendous, wild commitments to development and, of course, the Southwestern new fixed contract gives you an idea of the kinds of volume that Southwestern, which has over million acres that they are planning to develop, and a Chesapeake, which has a similar acreage position, could utilize. But under FERC rules, we have to give all producers, that is, all potential shippers, equal opportunity and, therefore, we announced an open season some months ago on our site.
And it was the response to that open season which led to our reconsideration of the size of the potential expansion, and we are trying to respond to what we see and what we’re hearing in the field. But as Bob indicated, we will not go forward unless we have fixed contracts to support the expansion. So that would be a win-win situation for all of us, for the producers, as well as for ourselves. Bob, would you want to add anything to that?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Just a little bit of color on that, Ed. You know when we — we took the responses from the open season, and we started having discussions, the producers just — they told us your expansion is not large enough. And here’s some of the information. Southwestern, in their public information, believed that they are sitting on 7 TCF of reserves. If you take 7 TCF of reserves over a 20 year period, that is almost 1 Bcf a day. So that just gives you — that’s just one potential — they are in the sweet spot of the Fayetteville, but there are other potential shippers like Chesapeake who has over one million acres and various others, so it was a response to those producers and their feedback.

Alex Meier - Zimmer Lucas Capital — Analyst
I guess this was slightly covered before by Eric, but just in terms of NOARK, if you look at kind of the margins on the volumetric basis, it looks like they were significantly lower this quarter versus last quarter. Can you maybe give a little color as to why, I guess, margins are decreasing per volumetric units?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
That is basically because of the seasonality of the pipe and until our firm capacity on the pipe in ‘07 is over 50% to 70% of the capacity, we’ll have some seasonality for ‘06. In other words, we will have the pipeline by ‘08 75% sold out based on the current contracts. Now we are negotiating with other parties for firm capacity between now and ‘07, so there is a potential to have the pipeline sold out next year.

www.streetevents.com	Contact Us	14

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Alex Meier - Zimmer Lucas Capital — Analyst
If I wanted to look at kind of a good full-year number, what really should I be run rating, the $8 million number in the first quarter better than $5 million number?

Matt Jones - Atlas Pipeline Partners — CFO
Alex, we have — this is Matt — we had to give a guidance either generally to the Company or specifically for certain assets. We will probably be doing so in the not too distant future and at that time perhaps we can talk about that more specifically.

Alex Meier - Zimmer Lucas Capital — Analyst
Sure. Thanks.

Operator
Ron Londe with AG Edwards.

Ron Londe - AG Edwards — Analyst
I want to go back and talk a little bit about this expansion of NOARK, $450 million potential expansion. There’s been a proposal out there, preliminary proposal at best, from Energy Transfer Partners, ONEOK Partners and Boardwalk to build a pipeline from kind of North Central Texas over through Arkansas and onto the Texas gas transmission owned by Boardwalk. Would that compete with NOARK? Are you in the same area?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Ron, let me address that for you. That pipeline actually, the route that I have seen, goes north out of Texas into Oklahoma, through Oklahoma across Arkansas, and then into the Boardwalk system.
Naturally it would be a competing pipe as well as the centerpoint pipeline that they have announced the open season on. But keep in mind about our situation. We have a natural extension of our existing pipeline infrastructure. We already have pipe in place and what that does for us, it provides both a short-term and long-term alternative for our producers. So they can flow their gas that they’re drilling up in the next two to three years to our current markets until the expansion is complete.
So the thing that we have over the other pipes that are trying to build the pipe, they are trying to bring gas out of all these other various areas, such as West Texas, Barnette shale, Oklahoma, all these other areas through Arkansas, pick up Arkansas gas, and then haul it to markets. What we’re focusing in on is Southwestern and those producers that are going to go to the dance with us and we can provide them markets on day one.

Operator
Eric Kalamaras, Wachovia.

www.streetevents.com	Contact Us	15

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Eric Kalamaras - Wachovia — Analyst
Regarding the expansion of — the potential expansion as well, what is the timing again on that as to when you will make a decision?

Matt Jones - Atlas Pipeline Partners — CFO
I think, Eric, it’s up to when we can get signed agreements. We are working on — with various parties for transportation agreements up to 10 years. So as soon as we get those agreements and our Board and Ed is satisfied with the level, then we will proceed. But right now we’re doing all of our preliminary work and we have 6 to 9 months’ worth of work before we have to make the formal 7 C filings, so that is what we’re working towards, but we are still heading towards an in-service of fourth quarter ‘08.

Eric Kalamaras - Wachovia — Analyst
And also, Bob, what is the interruptible rate or I guess the commodity charge currently?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Well, currently, you have approximately $0.26 plus .026 or .027 on the commodity.

Eric Kalamaras - Wachovia — Analyst
So the demand is what, $0.22, you said?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Yes, $0.25, $0.26.

Eric Kalamaras - Wachovia — Analyst
And commodity is what, another $0.02?

Bob Firth - Atlas Pipeline Partners — President & CEO, Mid-Continent
Yes, approximately $0.03.

Operator
There are no additional questions at this time. I would now like to turn the presentation back over to Mr. Edward Cohen. Please proceed, sir.

Edward Cohen - Atlas Pipeline Partners — Chairman & CEO
We would like to thank you all for participating, and we look forward to speaking with you again in approximately 90 days. Bye-bye.

www.streetevents.com	Contact Us	16

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financ

F I N A L   T R A N S C R I P T

Aug. 01. 2006/9:00AM, APL — Q2 2006 Atlas Pipeline Partners Earnings Conference Call
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

www.streetevents.com	Contact Us	17

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.